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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Christopher G. Wheeler of Fisher Communications, Inc.  206-404-6784

               FISHER CONCLUDES SALE OF FLOUR MILLING BUSINESSES

SEATTLE, WASHINGTON--April 30, 2001--Fisher Communications, Inc. (FSCI). The previously announced sale of Fisher's flour milling assets to Pendleton Flour Mills, L.L.C. for $31 million plus working capital was concluded today. Assets sold include the Blackfoot, Idaho milling facility, its equipment and related assets, the Seattle, Washington milling facility, its equipment and related assets, and the Portland Oregon and Modesto, California milling equipment.

Referring to the milling business as the foundation of the present company, Fisher President and CEO William W. Krippaehne Jr. noted, "This transaction very nearly closes an important chapter in the evolution of our ninety-one year old company."

Discussions with an interested party for sale of the food distribution businesses are continuing.

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located principally in the Northwest, and its 26 radio stations in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production and distribution business, as well as Fisher Pathways, a satellite and fiber transmission business unit. Fisher also specializes in the design and operation of innovative commercial properties, of which Fisher Plaza, located in Seattle is the prime example.

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